Exhibit 99.9

Consent to be Named as a Director Nominee

In connection with the filing by Digital Virgo Group S.A. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Digital Virgo Group S.A. following the consummation of the business combination described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 25, 2023

/s/ Donna Orender
	By:	Donna Orender